June 26, 2002





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read the statements made by T & G2 (formerly Solutions Technology, Inc.), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K/A report for the month of June 2002. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,



/s/ J.H. Cohn LLP